UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

STARTEK, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado	80206
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 2, 2008 and December 8, 2008, the Company took steps to close its contact centers in Petersburg, Virginia and Regina, Saskatchewan, respectively. These closures are part of the Company’s efforts to achieve site optimization at all of its locations. These efforts are described under “Business Description and Overview” in the Company’s Quarterly Report on Form 10-Q filed October 31, 2008. Persistent difficulty at these particular sites recruiting a workforce suitable to clients’ requirements was a major factor leading to the decision to close these centers. The Company expects to close the Petersburg facility on December 27, 2008 and the Regina facility in the first quarter of 2009.

The major costs expected to be incurred with closing the Petersburg and Regina sites are facility-related costs, primarily consisting of those costs associated with the real estate lease and termination of telecommunications lines. The Company estimates substantially all of the restructuring costs associated with these closures will be cash expenditures. The Company estimates that facility-related costs for the Petersburg closing will be approximately $1.4 million to $1.8 million to be paid through the remainder of the lease term, or September 2013. The Company estimates the restructuring costs associated with the Regina closing will be approximately $5 million to $6 million in facility-related costs, to be paid through the remainder of the lease term, or July 2013, and approximately $0.2 million in one-time employee termination benefits. The exact timing and actual amounts of the facility-related charges are dependent upon the Company’s ability to sublease these facilities. If the events and circumstances regarding the Company’s ability to sublease the facilities change, these estimates would change.

Item 2.06 Material Impairments

In connection with the closure of the Petersburg, Virginia facility described above, the Company estimates it will incur non-cash impairment losses of approximately $1.8 million to $2.2 million related to furniture, equipment and leasehold improvements. The Company previously recorded impairment losses related to furniture, equipment and leasehold improvements at its Regina, Saskatchewan facility during the nine months ended September 30, 2008 because the future cash flows did not support the carrying value of the assets.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: December 8, 2008	By:	/s/ DAVID G. DURHAM
David G. Durham Executive Vice President, Chief Financial Officer and Treasurer